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Exhibit 4.7

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1 — Name and Address of Company:

  Golden Star Resources Ltd. ("Golden Star" or the "Company")
  150 King Street West
  Sun Life Financial Tower, Suite 1200
  Toronto, Ontario
  M5H 1J9

Item 2 — Date of Material Change:

        February 7, 2017

Item 3 — News Release:

        A news release regarding the material change was disseminated by the Company over CNW Group on February 7, 2017.

Item 4 — Summary of Material Change:

        On February 7, 2017, Golden Star announced that that it has closed its previously announced bought deal financing of 31,363,950 common shares, which includes 4,090,950 common shares issued upon full exercise of the over-allotment option, at a price of C$1.10 per share, for gross proceeds to the Company of C$34,500,345.

Item 5 — Full Description of Material Change:

5.1
Full Description of Material Change

        On February 7, 2017, Golden Star announced that that it has closed its previously announced bought deal financing of 31,363,950 common shares, which includes 4,090,950 common shares issued upon full exercise of the over-allotment option, at a price of C$1.10 per share, for gross proceeds to the Company of C$34,500,345 (the "Offering").

        The Offering was led by Clarus Securities Inc. and included National Bank Financial Inc., BMO Capital Markets, Scotia Capital Inc., and CIBC World Markets Inc.

        The Company intends to use the net proceeds from the Offering to fund: 1) exploration projects on the Company's properties 2) capital expenditures at the Wassa Gold Mine and the Prestea Gold Mine 3) the partial repayment of the Company's 5% Convertible Debentures and 4) working capital and general corporate purposes.

5.2
Disclosure for Restructuring Transactions

        Not applicable.

Item 6 — Reliance on subsection 7.1(2) of National Instrument 51-102:

        Not applicable.

Item 7 — Omitted Information:

        Not applicable.

Item 8 — Executive Officer:

  André van Niekerk, Executive Vice President and Chief Financial Officer
  Phone: (416) 583-3800

Item 9 — Date of Report:

        February 13, 2017

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  Exhibit 4.7
FORM 51-102F3 MATERIAL CHANGE REPORT